Exhibit 99.1

SOVEREIGN TO RECORD OTHER-THAN-TEMPORARY IMPAIRMENT IN FOURTH QUARTER OF 2004
RELATED TO FNMA AND FHLMC PREFERRED STOCK

--	No impact to cash earnings, operating earnings or capital
--	Company expects to meet or exceed 2004 analyst mean estimates of $1.86 in implied cash earnings and $1.66 in operating earnings, showing double digit growth over 2003
--	Goals for 2005 operating and cash earnings remain unchanged, with company again expecting double digit growth

          PHILADELPHIA, Jan. 5 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank, announced today that it intends to record an other-than-temporary non-cash, non-operating impairment charge of approximately $21 million after-tax, or $.06 per diluted share, in the fourth quarter of 2004 related to certain Fannie Mae (“FNMA”) and Freddie Mac (“FHLMC”) preferred stock.  As a result of the recent events at FNMA and FHLMC, Sovereign has decided to record this unrealized loss as an other-than-temporary impairment in accordance with generally accepted accounting principles (GAAP).  Sovereign holds these investment grade, high yielding, predominately fixed-rate securities as part of its available-for- sale investment portfolio; therefore, the unrealized losses have already been recorded as a reduction in other comprehensive income and no additional charges to capital are required.

          “We believe we are being conservative in recording this other-than- temporary impairment,” commented Sovereign’s Chairman and CEO, Jay S. Sidhu. “In addition, this should have no impact on Sovereign’s current or future cash or operating earnings.  We remain comfortable with meeting or beating the analyst mean estimate of $1.86 in implied cash earnings and $1.66 in operating earnings for 2004.”

          James D. Hogan, Sovereign’s Chief Financial Officer, commented, “There are some very unusual circumstances surrounding these securities at this time. Sovereign has held FNMA and FHLMC investment grade preferred stock in its investment portfolio for several years and has never sold any of these securities at a loss.  Once regulators and the SEC have completed their review of the accounting practices of FNMA and FHLMC and restated financial information is available, we believe the market value of these securities will improve.  We are recording this charge because we believe this is a conservative interpretation of current accounting literature, but does not reflect the true long-term economic value of these instruments.  This write- down is being taken on $260 million of predominately fixed-rate securities which have an effective yield of approximately 7.20% and are rated AA- and Aa3 by S&P and Moody’s.”  In total, FNMA and FHLMC have issued in excess of $13 billion of preferred securities, which are widely held by financial institutions and other investors across the country.

          Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, pro forma a $60 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 9,500 team members in Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island.  In addition to full-service retail banking, Sovereign offers a broad array of financial services and products including business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Pro forma for pending acquisitions, Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.

Note:
This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  Sovereign’s management uses the non-GAAP measures of Operating Earnings and Cash Earnings, and the related per share amounts, in their analysis of the company’s performance. These measures, as used by Sovereign, adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Guidance on 2004 operating earnings represents net income adjusted for the after-tax effects of merger-related and integration charges of $.12 per diluted share, the loss on early extinguishment of debt of $.13 per diluted share, an other-than-temporary impairment to FNMA and FHLMC securities held in available-for-sale investment portfolio of $.06 per diluted share, and the anticipated impact of the adoption of EITF 04-08 in the fourth quarter of 2004 of $.04 per diluted share.  In addition, guidance on 2004 cash earnings are operating earnings excluding the after-tax effect of amortization of intangible assets of $.16 per diluted share and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards of $.04 per diluted share.  Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses.  These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

          This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of future operating results for 2004 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services.

SOURCE  Sovereign Bancorp, Inc.
     -0-                                                  01/05/2005
     /CONTACT:  FINANCIAL: Jim Hogan, +1-610-320-8496, or
jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or
mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or
sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or
eshultz1@sovereignbank.com, all of Sovereign Bancorp/
     /Web site:  http://www.sovereignbank.com /